Filed pursuant to Rule 433

Registration No. 333-180289

Investments that provide a potential fixed return at maturity plus potential additional participation in market increases, with downside risk below a threshold Market-Linked Step Up Notes Linked to the EURO STOXX 50® Index Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value to a level above the Step Up Value, a return over the original offering price equal to 100% of such increase

- If the Market Measure is unchanged or increases from its starting value, but does not increase above the Step Up Value, a return over the original offering price equal to the Step Up Payment

- If the Market Measure decreases from its starting value, but does not decrease below the Threshold Value, a return of 0.00% over the original offering price

- If the Market Measure decreases below the Threshold Value, a negative return on the original offering price equal to the percentage of such decrease, with up to 95% of the original offering price at risk

Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take downside risk below a threshold and forgo interim interest payments.

Market Measure

EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)

Step Up Value

[113% to 119%] of the Starting Value; to be determined on the pricing date

Step Up Payment

[13% to 19%] of the original offering price per unit (or [$1.30 to $1.90] per unit); to be determined on the pricing date

Threshold Value

95% of the Starting Value

Issuer

HSBC USA Inc. (“HSBC”)

Term

Approximately 2 years

Listing

No

Preliminary Offering Documents

[hyperlink to preliminary term sheet]

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.

• You will have no rights of a holder of the securities represented by the Market Measure.

• Your return on the notes may be affected by factors affecting the international securities markets.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Investments that provide leveraged positive returns up to a cap, with downside risk below a threshold

Capped LIRNs® Linked to the S&P 500® Index

Payment at Maturity

For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the original offering price equal to 200% of such increase, subject to the Capped Value

- If the Market Measure decreases from its starting value, but does not decrease below the Threshold Value, a return of 0.00% over the original offering price

- If the Market Measure decreases below the Threshold Value, a negative return on the original offering price equal to the percentage of such decrease below the Threshold Value, with up to 90% of the original offering price at risk

Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take downside risk below the Threshold Value and forgo interim interest payments.

Market Measure

S&P 500® Index (Bloomberg symbol: “SPX”)

Capped Value

[12%—16%] over the original offering price, to be determined on the pricing date

Threshold Value

90% of the Starting Value of the Market Measure

Issuer

HSBC USA Inc. (“HSBC”)

Term

Approximately 2 years

Listing

No

Preliminary Offering Documents

[hyperlink to preliminary term sheet]

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Your return on the notes, if any, is limited to the return represented by the Capped Value.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• You will have no rights of a holder of the securities represented by the Market Measure.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Investments that provide leveraged positive returns up to a cap, with full downside risk

Accelerated Return Notes® Linked to the PHLX Housing SectorSM Index

Payment at Maturity

For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the original offering price equal to 300% of such increase, subject to the Capped Value

- If the Market Measure decreases from its starting value, a negative return on the original offering price equal to the percentage of such decrease, with up to 100% of the original offering price at risk

Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Market Measure

PHLX Housing SectorSM Index (Bloomberg symbol: “HGX”)

Capped Value

[14%—18%] over the original offering price, to be determined on the pricing date

Issuer

HSBC USA Inc. (“HSBC”)

Term

Approximately 14 months

Listing

No

Preliminary Offering Documents

[hyperlink to preliminary term sheet]

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

• Your investment may result in a loss; there is no guaranteed return of principal.

• Your return on the notes, if any, is limited to the return represented by the Capped Value.

• Any payments due on the notes are subject to the credit risk of HSBC. If HSBC is unable to make payments on its obligations, you may lose all or substantially all of your investment.

• You will have no rights of a holder of the securities represented by the Market Measure.

• The securities included in the Market Measure are concentrated in a single sector.

• If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The issuer has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offerings to which this filing relates. Before you invest, you should read these documents, including the applicable preliminary term sheet, and the other documents that the issuer have filed with the SEC, for more complete information about the issuer and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MLPF&S will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.